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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT AUDITORS ACCOUNTANTS

The Board of Directors
TRM Corporation (formerly TRM
 Copy Centers Corporation):


We consent to the incorporation by reference on Form S-8 (Nos. 33-55370 and 33-74354) of TRM Corporation (formerly TRM Copy Centers Corporation) and subsidiaries of our report dated February 19, 1999, relating to the consolidated statements of operations, shareholders' equity and cash flows of TRM Corporation (formerly TRM Copy Centers Corporation) and subsidiaries for the fiscal year ended June 30, 1998 and the six months ended December 31, 1998, which report appears in the December 31, 2000 Form 10-K of TRM Corporation.

/s/ KPMG LLP

Portland, Oregon
March 30, 2001